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                                                                     EXHIBIT 5.1

              [ERVIN, COHEN & JESSUP LLP LETTERHEAD APPEARS HERE]


                                August 18, 1997

                                                                        0736-323


Newpark Resources, Inc.
3850 Causeway Boulevard
Suite 1770
Metairie, Louisiana 70002

Gentlemen:

        You have advised us that Newpark Resources, Inc., a Delaware corporation ("Newpark"), is filing with the Securities and Exchange Commission a Registration Statement on Form S-3 (the "Registration Statement") covering resales of 260,465 shares of Newpark Common Stock by certain selling stockholders. You have asked us to provide our opinion concerning the legality of the securities to be sold pursuant to the Registration Statement.

        Based upon our examination of the Registration Statement, the Certificate of Incorporation and Bylaws of Newpark, the proceedings of the Board of Directors of Newpark and such other documents as we considered advisable, we are of the opinion that the 260,465 shares of Newpark Common Stock to be sold pursuant to the Registration Statement have been duly authorized and are legally issued, fully paid and non-assessable shares of Newpark Common Stock.

        We hereby consent to the use of this opinion in connection with the Registration Statement to be filed by Newpark with the Securities and Exchange Commission.

                                                Very truly yours,

                                                /s/ Ervin, Cohen & Jessup LLP
                                                -----------------------------
                                                ERVIN, COHEN & JESSUP LLP